Exhibit 99.1

Sotera Health Announces Departure of Chief Financial Officer Scott Leffler

CLEVELAND, Ohio, May 19, 2022 – Sotera Health Company (NASDAQ: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced the departure of Scott Leffler, Sotera Health’s Chief Financial Officer (CFO). After over five years at Sotera Health, Leffler has accepted another CFO role and will be relocating to Florida. To support an orderly transition, Leffler will remain at Sotera Health until August 12, 2022.

Sotera Health has launched a formal search process to identify Leffler’s permanent replacement. Mr. Leffler’s departure is driven by other opportunities and his family’s desire to relocate and is not related to any matter connected with the Company’s operations, policies or practices.

“The Board and I thank Scott for his many contributions to Sotera Health during his tenure. He has been an integral part of our executive management team, and we wish him all the best success in his next endeavor,” said Michael B. Petras, Jr., Chairman and CEO. “Scott will be working closely with our experienced Finance team on the transition, until his departure in August. We are confident in our ability to execute our business strategy and in the continued growth of the company.”

“I am immensely proud of our achievements since I joined Sotera Health over five years ago,” said Leffler. “It has been an honor to work with the Sotera Health leadership team and so many exceptionally talented individuals as we grew the company and delivered on our mission, Safeguarding Global Health, while becoming a public company. I am leaving knowing that Sotera Health is well positioned for the future.”

About Sotera Health

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACTS

Joseph Vitale VP, Investor Relations, Sotera Health IR@soterahealth.com	Sally J. Curley, IRC Curley Global IR, LLC IR@soterahealth.com

MEDIA CONTACT

Kristin Gibbs

Chief Marketing Officer, Sotera Health

kgibbs@soterahealth.com

Source: Sotera Health Company

###

1